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                                                                   EXHIBIT 10.76



                                 March 22, 2002




Mr. Holcombe T. Green, Jr.
Green Capital
3475 Piedmont Road N.E.
Atlanta, Georgia  30305


Dear Holcombe,

         On November 29, 2001, HTG Corp. and WestPoint Stevens Inc. entered into the attached letter agreement (the "Agreement") concerning the restoration of HTG Corp.'s negative balance in its capital account in HTG Falcon LLC. The seventh paragraph provides that the HTG Corp. account balance may be restored by Holcombe T. Green surrendering to WestPoint Stevens any vested amounts contained in any retirement plans or accounts.

         This letter is to confirm the intention of the parties that this surrender right applied only to the WPS Supplement Retirement Plan and any similar non-tax qualified retirement plans and not to the WPS Retirement Plan and further that the surrender right may be exercised only on installment payment due dates as set forth in the Agreement. Further, the parties acknowledge that any exercise of such surrender right must be further approved by the WestPoint Stevens Board of Directors, which approval may be withheld by the Board at its sole discretion.

         To indicate your acceptance of this clarification of the agreement, please sign below.

                                                      Sincerely yours,


                                                      /s/ Lester D. Sears
                                                      -------------------
                                                      L. Dupuy Sears
Agreed and Acknowledged

HTG Corp.

By:  /s/ Holcombe T. Green, Jr.
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     Holcombe T. Green, Jr., President


By:  /s/ Holcombe T. Green, Jr.
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     Holcombe T. Green, Jr., Individually